Exhibit 10.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST Purchase Agreement (“Agreement”), dated as of March 16, 2023 (“Execution Date”), is entered into by and among (i) Wood Violet Fertility LLC, a Delaware limited liability company (“Purchaser”), (ii) Fertility Labs of Wisconsin, LLC, a Wisconsin limited liability company (“Company”); (iii) IVF Science, LLC, a Wisconsin limited liability company (“IVF Science”) owned by Wael Megid, Ph.D. (“Dr. Megid”) and Dr. Elizabeth Pritts as trustee for the Elizabeth Pritts Revocable Living Trust, a Trust created under the laws of the State of Wisconsin (each a “Seller” and collectively, the “Sellers”) and (v) the Sellers’ Representative (as defined below), each a “Party” and collectively, the “Parties.”

W I T N E S E T H:

WHEREAS, as of immediately prior to the Closing, Sellers own all of the issued and outstanding membership interests of the Company (the “Membership Interests”);

WHEREAS, INVO Centers LLC (“INVO”) owns all of the issued and outstanding membership interest of the Purchaser;

WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to acquire from Sellers, one hundred percent (100%) of the Membership Interests (the “Purchased Equity”) on the terms and conditions set forth in this Agreement (the “Acquisition”); and

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants, agreements and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, and incorporating the recitals set forth above, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, cause of action, suit (whether in contract or tort or otherwise) or audit, litigation (whether at law or in equity and whether civil or criminal), controversy, assessment, grievance, arbitration, investigation, audit, opposition, interference, hearing, mediation, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority or any mediator.

“Additional Cash Payment” means Two Million Dollars ($2,000,000), payable in cash in immediately available funds.

“Affiliate” means, with respect to any specified Person at any time, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, whether through a management arrangement, voting power or ownership, (b) each Person who is at such time an officer, manager, or director of, or direct or indirect beneficial holder of at least fifteen (15%) of any class of the Capital Stock (as defined below) of, such specified Person, (c) if such specified Person is an individual, the Family Members of such Person and (d) the Family Members of each officer, manager, director, or holder described in clause (b) above.

“Allocation Schedule” has the meaning set forth in Section 10.6.

“Ancillary Agreements” means the Real Estate Lease, and other such agreements required in connection with the Closing.

“Business” means owning and/or operating an andrology, embryology, or any other type of high-complexity clinical laboratory or providing any other clinical laboratory services.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which banks located in New York, New York are authorized or required by applicable Law to be closed.

“Business Intellectual Property” mean all Intellectual Property used by the Company in the conduct of the Business as currently conducted, and as it will be conducted through the Closing Date.

“Capital Stock” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests, and beneficial interests, and any and all warrants, options, convertible or exchangeable securities, or rights to purchase or otherwise acquire any of the foregoing.

“Claims Period” has the meaning set forth in Section 9.4.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3

“Closing Indebtedness” means the (a) Indebtedness of the Company as of immediately prior to the Closing and (b) Liabilities of the Company for contributions under any Company Plan for all periods through the Closing Date.

“Closing Payment” means the Purchase Price, as adjusted pursuant to Section 2.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Intellectual Property” means the Business Intellectual Property set forth on Section 4.10(a) of the Disclosure Schedules.

“Company Plans” has a meaning set forth in Section 4.20(a).

“Confidential Information” means any data or information with respect to the conduct or details of the Business or the Company that are not generally known to the public.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property, business, operation or right of such Person is subject or bound.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, lease, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, or buy/sell agreement and any other restriction, encumbrance, or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer or exercise of or receipt of income from, any other attribute of ownership.

“Enforceability Exceptions” has the meaning set forth in Section 3.1.

“Environmental Laws” means all federal, state and local laws in effect as of the date hereof relating to pollution or the protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §§9601 et. seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§6901 et. seq.), the Clean Air Act (42 U.S.C. §§7401 et. seq.), the Clean Water Act (33 U.S.C. §§1251 et. seq.), and any state, county, municipal, or local statutes, Laws or ordinances analogous to such federal statutes.

“Environmental Permits” means all material Permits, licenses and government authorizations relating to protection of the environment, pollution control and hazardous materials applicable to the Business and/or the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is, or at any relevant time was, a member of (a) a controlled group of corporations (as defined in Code Section 414(b)), (b) a group of trades or businesses under common control (as defined in Code Section 414(c)), (c) an affiliated service group (as defined under Code Section 414(m)), or (d) any group specified in regulations under Code Section 414(o), any of which includes, or at the relevant time included, the Company.

“Estimated Net Working Capital” has the meaning set forth in Section 2.6.

“Execution Date” is defined in the Preamble.

“Family Member” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or natural or adopted child of such Person or such Person’s spouse, (c) each trust created for the benefit of one or more of the Persons described in clauses (a) and (b) above, and (d) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (c) above in his or her capacity as such custodian or guardian.

“Financial Statements” has the meaning set forth in Section 4.5.

“Fraud” means, as determined by a court of competent jurisdiction, common law fraud with respect to making the representations and warranties set forth in this Agreement.

“Fundamental Representations” means, collectively, the representations and warranties set forth in Section 3.1 (Power and Authorization), Section 3.2 (Ownership Interests), Section 3.3 (No Brokers), Section 4.1 (Organization; Qualification), Section 4.2 (Power and Authorization), Section 4.4 (Capitalization) and Section 4.23 (No Brokers).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the articles of incorporation, bylaws, membership agreement, articles of formation, limited liability company agreement, operating agreement or similar documents of any Person.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination, or award entered by or with any Governmental Authority.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any branch of government, agency, department, authority or instrumentality thereof and any Person or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity and any self-regulatory organization. Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce Medicare or Medicaid including contractors, intermediaries or carriers.

“Guaranties” means those certain Unlimited Continuing Guaranties, dated October 1, 2020, made in favor of U.S. Bank National Association by each of the Guarantors (as defined below) in connection with the Loan Agreement.

“Guarantor” means each of the Company and the Sellers.

“Healthcare Information Laws” means the (a) Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and any regulations promulgated thereunder (“HIPAA”); (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) and any regulations promulgated thereunder; and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state Laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the Laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“Healthcare Laws” means all federal and state Laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare products or services, including, but not limited to (a) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, the Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§ 1395nn and 1396b), the civil False Claims Act (31 U.S.C. §3729 et seq.), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), Health Care Fraud (18 U.S.C. § 1347), or any regulations promulgated pursuant to such statutes, or similar state or local statutes or regulations; (b) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (c) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder as well as comparable state Medicaid statutes and regulations; (d) TRICARE (10 U.S.C. § 1071 et seq.) and the regulations promulgated thereunder; (e) the Emergency Medical Treatment and Labor Act (42 U.S.C. § 1395dd) and the regulations promulgated thereunder; (f) the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.); (g) any accreditation standards of applicable healthcare accreditation bodies; (h) Laws regarding the professional standards of health care professionals; (i) Laws regulating the ownership or operation of a health care facility or business, or assets used in connection therewith, the provision of management or administrative services in connection with the operation of a health care facility or business, the employment of professionals by non-professionals, fee splitting and certificates of operations and authority; (j) any Laws insofar as they purport to regulate medical waste or impose requirements relating to medical waste; (k) quality and safety Laws relating to the regulation, storage, provision or administration of, or payment for, healthcare products or services; (l) any implementing regulations or manual or program guidance of a Third Party Payor Program; (m) Laws governing patient confidentiality and privacy, including the Healthcare Information Laws, each of (a) through (m) as amended from time to time.

“Healthcare Provider” means any physician, physician assistant, nurse, nurse practitioner, nurse anesthetist, technician, allied healthcare provider, or any other Person who is required by Healthcare Laws to be licensed, registered or certified, and who is engaged by the Company to provide professional services as an independent contractor or employee of the Company.

“HCLD Employment Agreement” means the employment agreement, dated as of the Closing Date, between Company and Dr. Megid, substantially in the form attached as Exhibit A.

“Holdback Amount” means Seventy Thousand Dollars ($70,000).

“Holdback Release Date” means the first Additional Payment Date (as defined in Section 2.2).

“Indebtedness” means, for any Person, to the extent not included as a Transaction Expense, all (a) indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) amounts drawn and unreimbursed under outstanding letters of credit, (d) capitalized lease obligations (but excluding real property leases and operating lease obligations), (e) guaranties and obligations secured by an Encumbrance (but excluding operating lease obligations), (f) amounts due under any future derivative, swap, collar, put, call, forward purchase or sale transaction, fixed price Contract or other agreement that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, currencies basis risk or the price of commodities, (g) for any accrued but unpaid Taxes as determined on a jurisdiction by jurisdiction basis (with the amount for each type of Tax and jurisdiction never being less than $0), (h) for any payroll or other employment Taxes of the Company for any Pre-Closing Tax Period deferred pursuant to Section 2302 of the CARES Act, (i) for any deferred Tax liability attributable to income that will be recognized for income Tax purposes in a taxable period (or portion thereof) beginning on or after the Closing Date attributable to the use by the Company of the cash method of accounting for income Tax purposes in Pre-Closing Tax Periods, including any Tax liability attributable to income that will be recognized pursuant to Section 481 of the Code as a result of the change of accounting method to an accrual method of accounting by the Company and (j) indebtedness of others referred to in clauses (a) through (i) above guaranteed directly or indirectly in any manner by such Person. Indebtedness shall include, without limitation, all interest accrued on and prepayment or similar premiums, make-whole and penalties with respect to any item of indebtedness described in the preceding clauses (a) through (i), but solely in the case of prepayment or similar premiums, make-whole and penalties only if and to the extent such indebtedness is repaid in full as of the Closing Date or in connection with the Closing.

“Indemnifiable Losses” means Purchaser Losses or Seller Losses, as the case may be.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnified Taxes” means without duplication, any Liability for the following Taxes, whether such Liability is direct or as a result of transferee or successor Liability, joint and/or several Liability, pursuant to a Contract, a result of filing a Tax Return, pursuant to an adjustment or assessment by a Governmental Authority, by an obligation to withhold, or otherwise, and, in each case, whether disputed or not: (a) All Taxes of any Sellers; (b) All Taxes of the Company for any Pre-Closing Tax Period (and with respect to a Straddle Period, determined in accordance with Section 8.2), and (c) all Taxes recognized in a taxable period (or portion thereof) beginning on or after the Closing Date attributable to the use by the Company of the cash method of accounting for income Tax purposes in Pre-Closing Tax Periods, including any Tax liability attributable to income recognized pursuant to Section 481 of the Code as a result of the change of accounting method to an accrual method of accounting by the Company.

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Independent Accountant” has the meaning set forth in Section 2.7(c).

“Initial Purchase Price” has the meaning set forth in Section 2.2.

“Intellectual Property” means (a) all registered and unregistered trademarks, service marks, trade names, domain names, trade dress, logos and slogans, worldwide, and registrations and applications for registration thereof; (b) all copyrights in copyrightable works, and all other rights of authorship recognized by statute or otherwise (including but not limited to databases, computer software, source code, object code, schematics, flowcharts, designs and drawings), worldwide, and all applications, registrations and renewals in connection therewith; (c) all United States, foreign, and international patents and patent applications; (d) all trade secrets and confidential business and technical information; (e) all computer and electronic data or software, including code and content stored locally or on Internet websites; (f) all rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide; (g) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (h) all other proprietary, intellectual property and other rights relating to any or all of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to a specified Person, actual knowledge, together with any knowledge that would have been known by a reasonable person in a similar position after having conducted a reasonable investigation.

“Knowledge of the Company” or any similar phrase contained in this Agreement, means the Knowledge of the Sellers, Dr. Elizabeth Pritts, individually, or Dr. Megid, individually.

“Landlord” means Taylyn Holdings, LLC, a Wisconsin limited liability company.

“Law” means any constitution, law (including common law), statute, standard, ordinance, code, rule, regulation, resolution, promulgation, advisory or interpretive opinion or agreement with any Governmental Authority, any coverage determination or Government Order or any similar provision or duty or obligation having the force or effect of law, including and for the avoidance of doubt, the Healthcare Laws.

“Leased Real Property” has the meaning set forth in Section 4.8(b).

“Lease” has the meaning set forth in Section 4.8(b).

“Liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due, and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Loan Agreement” means that certain Term Loan Agreement, dated October 1, 2020, by and between Taylyn Holdings, LLC and U.S. Bank National Association and each ancillary agreement executed in connection the foregoing, including the Guaranties.

“Losses” means Actions, Liabilities, Government Orders, Encumbrances, losses, damages, bonds, assessments, fines, penalties, fees, costs (including reasonable costs of investigation, defense, and enforcement of this Agreement), expenses (including reasonable attorneys’ and experts fees and expenses), or amounts paid in settlement, but shall exclude any punitive damages, except to the extent paid or payable to a third party pursuant to a Third Party Claim.

“Management Services” means the provision of management and administrative services to Company.

“Material Adverse Effect” means any event, change or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (A) the business, results of operations, condition (financial or otherwise) or assets of the Business, (B) the aggregate value of the Company, or (C) the ability of the Company or the Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that Material Adverse Effect shall not include any event, change in or effect upon the financial condition or business of the Company, directly or indirectly, arising out of, attributable to or as a consequence of: (a) conditions, events or circumstances generally affecting the healthcare industry; (b) the public announcement of either the execution of this Agreement or the transactions contemplated hereby; (c) proposed or pending federal, state or local legislation, regulation or administration of any Governmental Authority, including any court decisions affecting federal, state or local legislation; (d) changes in general local, domestic, foreign or international economic or political conditions or the securities market in general; (e) acts of war, sabotage or terrorism, military actions, armed conflicts or the escalation thereof; (f) pandemics or epidemics (including, without limitation, the pandemic declared by the World Health Organization on March 11, 2020 caused by COVID-19); (g) any changes in accounting rules or principles; (h) any other action required by this Agreement or (i) the negotiation, execution, announcement or performance of this Agreement.

“Material Contracts” has the meaning set forth in Section 4.16.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.5.

“Net Working Capital” means an amount, calculated as of 12:01 a.m. on the Closing Date and in accordance with GAAP, equal to (a) the current assets of the Company, minus (b) the sum of the Company’s current liabilities (but excluding Indebtedness, Transaction Expenses and Tax liabilities).

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person.

“Payor” means any insurer, health maintenance organization, third party administrator, employer, union, trust, governmental program (including any Third Party Payor Program), or other consumer or customer of health care services that has authorized the Company as a provider of health care items, services and goods to the members, beneficiaries, participants or the like, thereof or to whom the Company have submitted a claim for items, services or goods.

“Payor Agreements” means any agreement with a Payor, including, but not limited to, a health care service plan, for the rendering of professional medical services and/or other health care services.

“Permits” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, consents, certificates of need, accreditations, approvals, exemptions, waivers, classifications, registrations or other similar documents or authorizations issued, or otherwise granted by, by any Governmental Authority, or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation, or right of such Person is subject or bound, and applications therefor.

“Permitted Encumbrance” means (a) liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet delinquent, (c) matters of record provided such matters do not materially interfere with the value of the Business or use by the Company or use of the Leased Real Property, and (d) zoning, building or other restrictions, variances, covenants, rights of way, Encumbrances, easements and other minor irregularities in title provided such matters do not materially interfere with the value of the Business or use of any assets used in the Business or the Leased Real Property.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock, or other company, business trust, trust, organization, labor union, Governmental Authority, or other entity of any kind.

“Post-Closing Adjustment Amount” has the meaning set forth in Section 2.7(a).

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, and with respect to any Straddle Period, that portion of the Straddle Period ending on and including the Closing Date.

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.1.

“Purchaser Losses” has the meaning set forth in Section 9.1.

“Real Estate Lease” means the real estate lease agreement to be entered into between Taylyn Holdings, LLC and Purchaser for Company’s use of the laboratory space located at 3146 Deming Way, Middleton, WI, 53562 substantially in the form attached as Exhibit B.

“Released Claims” has the meaning set forth in Section 6.10.

“Released Parties” has the meaning set forth in Section 6.10.

“Releasors” has the meaning set forth in Section 6.10.

“Representative” means, with respect to any Person, any director, manager, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Period” has the meaning set forth in Section 6.7.

“Restrictive Covenants” means the restrictive covenants set forth in Section 6.6, Section 6.7 and Section 6.8.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute thereto.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2.

“Seller Losses” has the meaning set forth in Section 9.2.

“Seller Pro Rata Percentage” means, with respect to Dr. Elizabeth Pritts, 85%, and Dr. Megid, 15%.

“Sellers’ Representative” means Dr. Elizabeth Pritts.

“Specified Representations” means, collectively, the representations and warranties set forth in the Section 4.14 (Regulatory Compliance), Section 4.15 (Reimbursement Programs), and Section 4.21 (Taxes).

“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns fifty percent (50%) or more of the outstanding Capital Stock entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Target Net Working Capital” means [________________________] ($___________).

“Tax” or “Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, Capital Stock, franchise, profits, built-in gain, withholding, social security (or similar taxes, including FICA), unemployment, disability, real property, personal property, escheat or unclaimed or abandoned property obligation, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes imposed by any Governmental Authority, including any interest, penalty, or addition thereto, in each case whether disputed or not and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Claim” has the meaning set forth in Section 10.5.

“Tax Contest” has the meaning set forth in Section 10.5.

“Tax Purchase Price” has the meaning set forth in Section 10.6.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Treatment” has the meaning set forth in Section 10.6.

“Third Party Claim” has the meaning set forth in Section 9.3(a).

“Third Party Licenses” means those agreements (whether written or oral, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue) granting any right to use or practice any rights in any Business Intellectual Property to the Company.

“Third Party Payment” has the meaning set forth in Section 9.6.

“Third Party Payor Programs” means all third party Payor programs (including Medicare, Medicaid, TRICARE, workers compensation, or any other federal or state health care programs, as well as Blue Cross Blue Shield, managed care plans, accountable care organizations and similar arrangements, or any other private insurance program or administered self-funded employer or union plans).

“Total Purchase Price” shall have the meaning set forth in Section 2.2.

“Transaction Expenses” means, only to the extent not paid prior to the Closing and only to the extent not included in Indebtedness, all costs, fees and expenses incurred by the Sellers and the Company in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions and with respect to the Company in connection with or in anticipation of any alternative transactions considered by the Sellers and/or the Company to the extent such costs, fees and expenses are payable on or after the Closing, including: (a) (i) all brokerage fees, commissions, finders’ fees or financial advisory fees so incurred and (ii) all fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred; (b) all payments made or to be made by the Company to redeem, repurchase or otherwise acquire or cancel any of their respective Capital Stock prior to the Closing Date; (c) accrued and unpaid payroll and other expenses of the Company as of the Closing (including the employer’s share of payroll Taxes attributable to any compensatory payments made, or to be made, in connection therewith); (d) with respect to the pre-Closing period, the amount of all contributions required or intended to be made to any 401(k) and/or profit sharing plan of the Company with respect to any plan year (or portion thereof), including any portion of any profit sharing or matching contributions with respect to such period; and (c) costs associated with obtaining a tail policy for medical malpractice insurance and directors and officers insurance in connection with the Contemplated Transactions.

“Treasury Regulations” means the regulations promulgated by the Department of Treasury under the Code.

Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Disclosure Schedule means a Section or Article of, or Exhibit or Disclosure Schedule to, this Agreement, unless another agreement is specified, (b) the word “including” shall be construed as “including without limitation”, (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) words expressed in the masculine shall include the feminine and neuter genders and vice versa, (f) the word “will” shall have the same meaning as the word “shall”, (g) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and shall not simply mean “if”, (h) references to “day” or “days” in the lower case means calendar days, (i) references to the “date hereof” are to the Execution Date, (j) the words “hereof”, “herein”, “hereto”, and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not any particular provisions of this Agreement, (k) references to dollars or “$” are to United States dollars, and (l) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

Article II
PURCHASE AND SALE; CONSIDERATION; CLOSING

Section 2.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement at the Closing, Sellers shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase for cash consideration from Sellers, all right, title and interest in and to the Purchased Equity, free and clear of all Encumbrances (other than restrictions on transfer under federal and state securities Laws). Upon Company’s receipt of the Initial Purchase Price at Closing, and Seller’s Representative’s receipt of each Additional Payment, such amounts shall immediately be distributed by Company or Seller’s Representative, as applicable, to the Sellers in accordance with their respective Seller Pro Rata Percentage.

Section 2.2 Consideration for Transactions – Initial Purchase Price; Additional Payments Post-Closing. The purchase price for the Acquisition shall consist of: (x) in exchange for the Purchased Equity, the Initial Purchase Price, which is equal to (i) Two Million Dollars ($2,000,000) minus (ii) the Closing Indebtedness minus (iii) the amount of any Transaction Expenses minus (iv) the Holdback Amount (such amounts as adjusted, the “Closing Payment”), and (y) in addition to the Closing Payment, the Purchaser shall pay to Seller’s Representative the following “Additional Payments” outlined below in sub-sections (a)-(c) to Seller’s Representative within ninety (90) days of each of the first three (3) anniversaries of the Closing date (each, an “Additional Payment Date”). Additional Payments shall be secured by Seller’s Representative having a lien on the assets of Company. Unless Seller’s Representative expressly elects to receive an Additional Payment in the form of an issuance of shares of common stock, par value $0.0001 per share of INVO Bioscience, Inc., an affiliate of Purchaser (“INVO Parent Stock”), in the amounts set forth below, by issuing notice to Purchaser in writing at least ninety (90) days prior to an Additional Payment Date, Purchaser will make each Additional Payment to Seller’s Representative in the form of an Additional Cash Payment, less any amounts set off by Purchaser subject to its rights outlined in this Agreement; provided, that any election of INVO Parent Stock made by Seller’s Representative must be distributed between the Sellers based on their applicable Seller Pro Rata Percentage:

(a) Following the first Additional Payment Date, Three Hundred Twenty-Thousand (320,000) shares of INVO Parent Stock;

(b) Following the second Additional Payment Date, Two Hundred Twenty-Thousand (220,000) shares of INVO Parent Stock; and

(c) Following the third Additional Payment Date, One Hundred Forty Thousand (140,000) shares of INVO Parent Stock.

Immediately upon Purchaser’s delivery of the third Additional Payment to Seller’s Representative, without any further action by Seller’s Representative, the Security Interest will terminate and be released, and Purchaser, or any party acting on its behalf, will be authorized to file a termination statement for the Security Interest; provided, that, upon request, Seller’s Representative shall deliver to Purchaser at its request any additional terminations, releases, and satisfactions of the Security Interest granted hereunder to evidence termination of Seller’s Representative’s interests in the assets owned by FLOW.

Section 2.3 Closing. The closing of the Contemplated Transactions (the “Closing”) shall occur via the electronic exchange of signatures, effective at 12:01 A.M. (Eastern) on the date that all of the closing conditions set forth in this Section 2.3 have been satisfied or waived by mutual agreement of the Parties or on such other date and at such other time or place as the Parties agree (the “Closing Date”).

(a) Purchaser Closing Deliverables. Purchaser shall have delivered, or caused to be delivered, to Company and the Sellers the following:

(i) the Funds Flow (as defined below);

(ii) the Closing Payment (as defined below);

(iii) HCLD Employment Agreement, duly executed by Purchaser; and

(iv) all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant to this Agreement.

(b) Sellers’ Closing Deliveries. Sellers shall have delivered, or caused to be delivered, to Purchaser the following:

(i) assignments duly transferring the Purchased Equity (free and clear of any and all Encumbrances other than restrictions on transfer under federal and state securities Laws) to Purchaser;

(ii) the Real Estate Lease duly executed by the Company and Landlord, as applicable;

(iii) consent from U.S. Bank, National Association in connection with the Loan Agreement;

(iv) evidence of termination of each of the Guaranties;

(v) HCLD Employment Agreement, duly executed by Dr. Megid;

(vi) resignations, effective as of the Closing Date, of the members of the Board of Managers of the Company in effect immediately prior to the Closing Date;

(vii) certificate of good standing of each of the Company and IVF Science, issued not earlier than ten (10) days prior to the Closing Date by the state in which each entity was formed;

(viii) a certificate dated as of the Closing Date and signed by an officer of the Company certifying that: (i) the Governing Documents of the Company attached to such certificate are true, correct and complete, (ii) the Governing Documents of the Company have been in full force and effect in the form attached to such certificate from and after the date of the adoption of the resolutions referred to in clause (iii) below and no amendment to the organizational documents of the Company has occurred from and after the date of the last amendment annexed thereto, (iii) the resolutions of the managers and members of the Company authorizing (A) this Agreement, (B) the documents, certificates, instruments and agreements contemplated hereby or required to be delivered pursuant to this Agreement, including the Ancillary Agreements, to which each is a party, and (C) the transactions contemplated by this Agreement and the Ancillary Agreements to which each is a party, were duly adopted, remain in full force and effect, and have not been amended, rescinded or modified, and (iv) the officers executing on behalf of such Party this Agreement and each of the Ancillary Agreements to which each such Party is a party are incumbent officers and duly authorized to execute such agreements and documents on behalf of the Company;

(ix) evidence, in form and substance reasonably satisfactory to Purchaser, of the release of all Encumbrances on the assets and equity of each of the Company, other than Permitted Encumbrances and Encumbrances referenced in the payoff letters to be delivered at least two (2) Business Days prior to the Closing Date evidencing the aggregate amount of Closing Indebtedness (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the payment of such Closing Indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid in accordance with such payoff letters on the Closing Date, such Closing Indebtedness shall be repaid in full and that all Encumbrances shall be released;

(x) an IRS Form W-9, duly executed by each of the Sellers; and

(xi) all other documents required to be entered into or delivered by the Company and the Sellers or any other documents or instruments reasonably requested by Purchaser in a form satisfactory to Purchaser.

Section 2.4 Satisfaction of Indebtedness and Payment of Transaction Expenses at Closing; Closing Payment. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Purchaser shall pay or deliver or cause to be paid or delivered, the following:

(a) to the holders of the Indebtedness of the Company as of the Closing, the aggregate amount necessary to satisfy and extinguish such Indebtedness in accordance with the payoff letters delivered by the Seller (other than Taxes, which shall be timely paid by the Company to the appropriate Governmental Authority when due and payable);

(b) to those Persons designated by the Company in writing to the Purchaser, the aggregate amount required to pay and satisfy in full all Transaction Expenses in accordance with the written instructions delivered by the Company to the Purchaser prior to the Closing; and

(c) to Company, the remaining amount of the Initial Purchase Price (as adjusted, the “Closing Payment”) for further distribution to the Sellers.

The payments to be made by the Purchaser pursuant to this Section shall be made to the accounts designated in writing by the applicable payees, as memorialized in the funds flow mutually agreed to by the parties hereto prior to the Closing (the “Funds Flow”). In addition, the Parties agree that in order to ensure compliance with applicable Tax requirements, any payments that are compensatory for income Tax purposes and are made in connection with the transactions contemplated hereby to any individual employed by the Company shall be made through the payroll processing system of the Company on the next regularly scheduled payroll payment date following the Closing Date.

Section 2.5 Withholding. The Purchaser, the Company and each other applicable withholding agent shall be entitled to deduct and withhold from any payments payable under this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6 Preliminary Closing Date Statement. For purposes of confirming the Net Working Capital amount and determining the Estimated Initial Purchase Price, within three (3) Business Days prior to the Closing Date, a statement prepared by Seller’s Representative (the “Preliminary Closing Date Statement”) and signed by the Seller’s Representative shall be delivered to Purchaser, representing a good faith calculation of the Initial Purchase Price and the allocation of the Initial Purchase Price to the Sellers, including the (a) good faith calculation of the (i) Closing Indebtedness (the “Estimated Closing Indebtedness”) and payment instructions related thereto, (ii) Transaction Expenses (the “Estimated Transaction Expenses”) and payment instructions related thereto, and (iii) the Net Working Capital as of the Closing (the “Estimated Net Working Capital”), and for purposes of the Preliminary Closing Date Statement, the parties hereby acknowledge and agree that the Estimated Net Working Capital shall equal the Target Net Working Capital, and (b) the corresponding calculations of the Closing Payment and the amount to be paid to Seller’s Representative and the amount to be further distributed to each Seller based on their respective Seller Pro Rata Percentage, in each case, together with reasonable supporting calculations for each element and sub-element provided for in the definition thereof.

Section 2.7 Post-Closing Purchase Price Adjustment. Within one hundred twenty (120) days after the Closing Date, Purchaser shall prepare and deliver to Seller’s Representative a statement setting forth the actual Net Working Capital, the Closing Indebtedness, the Transaction Expenses, and any difference to the Estimated Net Working Capital, Estimated Closing Indebtedness, and Estimated Transaction Expenses (the “Post-Closing Adjustment Amount”) as of the Closing Date (the “Closing Date Statement”). If the Post-Closing Adjustment Amount is a positive number, then Purchaser shall pay to Seller’s Representative for distribution to the Sellers based on their respective Seller Pro Rata Percentage an amount equal to the Post-Closing Adjustment Amount within thirty (30) days of the date that such amount is finally determined in accordance with this Section 2.7. If the Post-Closing Adjustment Amount is a negative number, then Sellers shall pay to Purchaser an amount equal to the absolute value of the Post-Closing Adjustment Amount, which amount will be first set off from the Holdback Amount, with the amount of any remaining Post-Closing Adjustment Amount payable by Sellers within thirty (30) days thereafter. Any payments made pursuant to this Section 2.7 shall be treated as an adjustment to the Purchase Price by the parties for tax purposes, unless otherwise required by law.

(a) Examination. After receipt of the Closing Statement, Seller’s Representative shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller’s Representative and Company’s accountants shall have full access to the relevant books and records of Purchaser to the extent that they relate to the Closing Statement, provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser.

(b) Objection. On or prior to the last day of the Review Period, Seller’s Representative may object to the Closing Statement by delivering to Purchaser a written statement setting forth Seller’s Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Company’s disagreement therewith (the “Statement of Objections”). If Seller’s Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment Amount, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Seller’s Representative. If Seller’s Representative delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Seller’s Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Purchaser and Seller’s Representative shall be final and binding on the Parties to this Agreement.

(c) Resolution of Disputes. If Seller’s Representative and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) and any amounts not so disputed (the “Undisputed Amounts”) shall be submitted for resolution to and independent accountant mutually agreed to by the Parties (the “Independent Accountant”) who, acting as an expert and not as an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. The fees and expenses of the Independent Accountant shall be paid by Seller’s Representative, on the one hand, and Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller’s Representative or Purchaser, respectively, bears to the aggregate amount actually contested by Seller’s Representative and Purchaser. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d) Payments of Post-Closing Adjustment; Holdback Amount. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall be due (x) within five (5) Business Days of acceptance of the applicable Closing Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described above. Any payment of the Post-Closing Adjustment owed by Seller’s Representative to Purchaser shall be deducted first from the Holdback Amount and then if Purchaser is still owed any portion of the Post-Closing Adjustment Amount, such remaining amount will be paid by Sellers to Purchaser on the foregoing timeframe. If, as of the Holdback Release Date, the Holdback Amount has not been reduced to zero (0), then Seller’s Representative shall be entitled to the remaining amount of the Holdback Amount, which will be paid by Purchaser to Seller’s Representative concurrently with its delivery of the first Additional Payment hereunder.

Article III
REPRESENTATIONS AND WARRANTIES OF the Sellers

Each Seller represents and warrants to the Purchaser, as of both the Execution Date and as of the Closing Date, as follows:

Section 3.1 Power and Authorization. The execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which he or she is a party and the consummation of the Contemplated Transactions are within the capacity of such Seller, as applicable, and have been duly authorized by all necessary action on the part of such Seller. This Agreement and each Ancillary Agreement to which each Seller is or was a party (a) has been duly executed and delivered by such party and (b) is a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies (collectively, “Enforceability Exceptions”).

Section 3.2 Ownership Interests. Each Seller is the holder of record and beneficially owns all of the Membership Interests consistent with his or her Seller Pro Rata Percentage, free and clear of any Encumbrances (other than restrictions on transfer under federal and state securities Laws). Such Seller is not a party to, and the Company Interest owned by such Seller is not subject to, any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer, or otherwise dispose of any ownership interests in the Company. Such Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any of its Company Interest.

Section 3.3 No Brokers. Except as set forth on Section 3.3 of the Disclosure Schedules, each Seller has no Liability of any kind to, and is not subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be paid prior to the Closing or which will be included in the Transaction Expenses.

Section 3.4 Consents and Approvals; No Violations. Except as set forth on Section 3.4 of the Disclosure Schedules, neither the execution nor delivery by each Seller of this Agreement and each Ancillary Agreement to which he or she is a party or the consummation of the Contemplated Transactions by such Seller will (a) conflict with or result in any breach of any provision of the Governing Documents of the Company; (b) require any filing with, or the obtaining of any Permit, authorization, consent or approval of, any Governmental Authority; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage or other evidence of Indebtedness, guaranty, license, agreement, lease or other Contract, instrument or obligation to which such Seller is a party or by which such Seller or any of his or her assets may be bound; or (d) violate any injunction or Law applicable to such Seller.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Sellers, Sellers’ Representative and Company each represents and warrants to the Purchaser, both as of the Execution Date and as of the Closing Date, as follows:

Section 4.1 Organization; Qualification. Section 4.1 of the Disclosure Schedules sets forth the jurisdiction of incorporation or formation of the Company and each state or other jurisdiction in which the Company is licensed or qualified to do business. Company is duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of incorporation or formation. The Company has all requisite power and authority to own, lease and operate its properties and assets and to carry on its operations as now being conducted. Complete and correct copies of the Governing Documents of the Company, as currently in effect, have been made available to Purchaser.

Section 4.2 Power and Authorization. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Contemplated Transactions are within the power and authority of the Company and have been duly authorized by all necessary action on the part of such Party. This Agreement and each Ancillary Agreement to which the Company is a party (a) has been duly executed and delivered by such Person and (b) is a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except for the Enforceability Exceptions.

Section 4.3 Consents and Approvals; No Violations. Except as set forth on Section 4.3 of the Disclosure Schedules, neither the execution nor delivery of this Agreement and each Ancillary Agreement to which the Company is a party or the consummation of the Contemplated Transactions by the Company will (a) conflict with or result in any breach of any provision of the Governing Documents of the Company; (b) require any filing with, or the obtaining of any Permit, authorization, consent or approval of, any Governmental Authority; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage or other evidence of Indebtedness, guaranty, license, agreement, lease or other Contract, instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound; or (d) violate any injunction or Law applicable to the Company.

Section 4.4 Capitalization. All of the ownership interest of the Company is owned beneficially and of record as set forth on Section 4.4 of the Disclosure Schedules, free and clear of all Encumbrances (other than restrictions on transfer under federal and state securities Laws). All of the ownership interest of the Company has been duly authorized, is validly issued, fully paid, and non-assessable and has been issued without violation of any preemptive right or other right to purchase. There are no outstanding securities convertible or exchangeable into ownership interest of the Company, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any of their ownership interest. Except as set forth on Section 4.4 of the Disclosure Schedules, there are no voting trusts, proxies or other Contracts with respect to the voting of the Company Interest. The Company does not have any Subsidiaries or own any Capital Stock in any other Person.

Section 4.5 Financial Statements. Section 4.5 of the Disclosure Schedules attached hereto contains complete copies of the following financial statements of the Company (the “Financial Statements”): the compiled balance sheets and statements of income for the fiscal years ended December 31, 2019, December 31, 2020, and December 31, 2021 (the “Most Recent Balance Sheet”). Except as set forth in Section 4.5 of the Disclosure Schedules, the Financial Statements have been prepared in accordance with the cash basis of accounting applied on a consistent basis throughout the period involved, and the Financial Statements are based upon the information contained in the books and records of the Company and present fairly in all material respects the financial condition, cash flows and results of operations of the Company as of the times and for the periods referred to therein.

Section 4.6 No Undisclosed Liabilities. Except as disclosed on Section 4.6 of the Disclosure Schedules, the Company does not have any material liabilities or obligations that in the aggregate are in excess of Five Thousand Dollars ($5,000) (whether absolute, accrued, contingent or otherwise), except (a) those which have been incurred in the Ordinary Course of Business consistent with past practice since the date of the Most Recent Balance Sheet or (b) would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Contemplated Transactions.

Section 4.7 Indebtedness. The Company has not incurred and is not liable or otherwise obligated in respect of Indebtedness except as set forth on Section 4.7 of the Disclosure Schedules, which separately and specifically sets forth each guaranty of the Company as of the Execution Date. For each item of Indebtedness (including any guarantee), Section 4.7 of the Disclosure Schedules correctly sets forth the debtor, the principal amount of the Indebtedness, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness as of the Execution Date.

Section 4.8 Real Property.

(a) The Company does not own any real property and has never owned any real property.

(b) Section 4.8(b) of the Disclosure Schedules sets forth a list of all of the parcels of real property currently leased, subleased or otherwise used (but not owned) by the Company (together with all fixtures and improvements thereon, the “Leased Real Property”), and all leases, lease guaranties, agreements and other material documents related thereto, including all amendments, terminations and modifications thereof (collectively, “Leases”). Purchaser has been provided with true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(c) Except as set forth on Section 4.8(c) of the Disclosure Schedules, (i) the Company has a valid leasehold interest in the Leased Real Property, free and clear of any Encumbrances, other than Permitted Encumbrances, (ii) no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company under any of the Leases, (iii) to the Knowledge of the Company there has been no event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any of the Leases, (iv) the Company currently occupies all of the Leased Real Property for the operation of the Business, (v) there are no other leases or agreements granting to any Person a right to use or occupy any of the Leased Real Property, except where such Leased Real Property is leased or licensed to the Company on a part time basis, in which case a Person may have the right to use or occupy such Leased Real Property outside of the time when the Company has a right to use such Leased Real Property, (vi(v(vi) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property or any portion thereof, and (vii) none of Sellers or the Company has received any notice of, and there are no material Actions or violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property.

Section 4.9 Title to Assets; Condition and Sufficiency of Assets. The Company has good and valid title to, or, in the case of property held under a lease or other Contract, a valid leasehold interest in, or right to use all of the assets, whether real or personal property and whether tangible or intangible, that are owned or purported to be owned by the Company or that are used in the Business. All buildings, machinery, equipment, and other material tangible assets included used in the operation of the Business, whether owned or leased, are free from material defects (patent and latent), are in all material respects in good operating condition (subject to normal wear and tear), and are suitable in all material respects for the purposes for which they are presently used. Except as disclosed on Section 4.9 of the Disclosure Schedules, none of the assets used in the Business is subject to any Encumbrance other than (except with respect to Business Intellectual Property) a Permitted Encumbrance.

Section 4.10 Intellectual Property.

(a) The Company owns all right, title and interest in and to the Intellectual Property set forth on Section 4.10(a) of the Disclosure Schedules and the registrations and the applications of the Company Intellectual Property, if any, are valid. With respect to any registered trademarks or service marks, Section 4.10(a) of the Disclosure Schedules sets forth all jurisdictions in which such marks are registered.

(b) Section 4.10(b) of the Disclosure Schedules contains an accurate and complete list of all Third Party Licenses. Except as set forth on Section 4.10(b) of the Disclosure Schedules, each of the foregoing Third Party Licenses is legal, valid, binding, enforceable, and in full force and effect, and the Company is not in breach of any of the foregoing Third Party Licenses. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Third Party Licenses or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. None of the Sellers or the Company has received notice that any of the Company Intellectual Property infringes any Intellectual Property rights of others, and the Company Intellectual Property does not infringe upon any Intellectual Property rights of others.

Section 4.11 Litigation; Government Orders. Except as set forth on Section 4.11 of the Disclosure Schedules, during the past three (3) years there have been no Actions (a) pending or, to the Knowledge of the Company, threatened against or affecting, or pending or threatened by the Company, (b) to the Knowledge of the Company, pending or threatened against or affecting, any of the officers, managers, employees or contractors of the Company with respect to the Business or against any Healthcare Provider, or (c) pending, or threatened, seeking an injunction or other prohibition preventing the Company from engaging in any commercial act in any jurisdiction, and to the Knowledge of the Company there are no facts making the commencement of any Action described in the foregoing clauses (a), (b) or (c) reasonably likely. Neither the Company, nor the assets of the Company, (i) is the subject of any judgment, decree, injunction, or Government Order and (ii) has plans to initiate or participate in any Action.

Section 4.12 Compliance with Applicable Law. To the best of their knowledge, except as set forth on Section 4.12 of the Disclosure Schedules, the Company is (and has been at all times during the past three (3) years) in compliance with all applicable Laws. To the best of their knowledge, except as set forth on Section 4.12 of the Disclosure Schedules, (i) the Company has not been charged with or received notice that it is under investigation with respect to a violation of any applicable Law, (ii) the Company is not a party to, or bound by, any Government Order, and (iii) the company has filed all reports required to be filed with any Governmental Authority on or prior to the Execution Date.

Section 4.13 Permits. Section 4.13 of the Disclosure Schedules sets forth a true and complete list of all Permits held by the Company and used in connection with the Business, together with the Governmental Authority or other Person responsible for issuing such Permit. The Company duly owns or possesses all Permits that are necessary to enable them to lawfully (a) own, occupy, use and lease their assets, and (b) operate the Business as presently operated. All such Permits are valid, binding and in full force and effect in all material respects, and the Company is not in default under any such Permit.

Section 4.14 Regulatory Compliance.

(a) To the best of their knowledge, except as set forth on Section 4.14(a) of the Disclosure Schedules, with respect to the Business and for the past three (3) years (or, with respect to each Healthcare Provider, such shorter period of time of employment or engagement with the Company):

(i) Neither the Company nor its respective directors, officers, employees, contractors or agents, nor any Healthcare Provider have violated or conducted business or operations in violation of any Healthcare Laws;

(ii) There is no basis currently existing that could constitute such a violation, default, or noncompliance with applicable Healthcare Laws by the Company, or in connection with their activities on behalf of the Company, any director, officer, employee, or contractor of the Company.

(iii) The Company has been conducted and operated in compliance with, and the Company’s contracts and financial arrangements with physicians, hospitals, and other referral sources (including ownership interest and compensation relationships, as defined in 42 U.S.C. § 1395nn and regulations adopted pursuant thereto, between the Company and physicians or between any Healthcare Provider and any hospital) are and have been in compliance with, all applicable Healthcare Laws.

(b) For the past three (3) years and as of the Closing:

(i) The Company is and has been in compliance with all applicable Healthcare Information Laws with regard to the Business;

(ii) the format and transmission of information in the course of the transactions conducted by the Company meets and has met the standards set forth and referenced in the Healthcare Information Laws;

(iii) None of the Sellers nor the Company has received any oral or written complaint, claim, demand, inquiry, or other notice, including a notice of investigation, from any Person regarding the collection, processing, use, storage, transfer or disclosure of individually identifiable health-related information or alleging that the collection, processing, use, storage, security, transfer or disclosure of individually identifiable health-related information is in violation of any applicable Healthcare Information Laws;

(iv) to the extent required under the Healthcare Information Laws or applicable Contracts, the Company is a party to compliant business associate contracts with all appropriate business associate parties in accordance with such Healthcare Information Laws or Contracts;

(v) no breach has occurred with respect to any unsecured protected health information (as that term is defined under HIPAA) maintained by or for the Company that is subject to the notification requirements under HIPAA, and no information security or privacy breach event has occurred that would require notification under any other Healthcare Information Laws; and

(vi) there are no written or other forms of complaints to or investigations by the U.S. Department of Health and Human Services Office for Civil Rights or state Attorney General with respect to the Company’s compliance with Healthcare Information Laws.

Section 4.15 Reimbursement Programs. To the best of their knowledge, except as set forth on Section 4.15 of the Disclosure Schedules:

(a) the Company and each Healthcare Provider, in connection with their activities for the Company, has at all times held the provider or supplier number(s) necessary or required by a Payor to bill such Payor;

(b) neither the Company nor any Healthcare Provider, has received any notice from a state or federal agency or Payor that there is any investigation, audit, claim review, or other Action pending or threatened that could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any supplier or provider number of the Company or any Company employee or contractor or result in the Company’s, or such Healthcare Provider’s, exclusion, termination or suspension from any Third Party Payor Program;

(c) all claims submitted to Third Party Payor Programs by the Company on behalf of each Healthcare Provider, in connection with the provision of services represent claims for items, services or goods actually provided by each Healthcare Provider;

(d) all claims that have been submitted by the Company on behalf of each Healthcare Provider, in connection with their delivery of professional services to patients, have been submitted in compliance with applicable Healthcare Laws and all rules, regulations, policies, and procedures of the Third Party Payor Programs, provided, however, that Section 4.15 of the Disclosure Schedules does not have to include any denials of payment by such Third Party Payor Programs which have been reported by such Third Party Payor Program to the Company in the Ordinary Course of Business;

(e) neither the Company nor any Healthcare Provider has received any notice that there are any pending or threatened, audits, investigations or claims for or relating to its claims to Third Party Payor Programs, nor are there grounds to anticipate any such audit in the foreseeable future;

(f) each Healthcare Provider and the Company has current and valid provider arrangements with each Third Party Payor Program set forth on Section 4.15 of the Disclosure Schedules, and is and has been in compliance in all material respects with the conditions of participation of the Medicare and Medicaid programs and the various conditions necessary for participation (where applicable) and reimbursement under all other Third Party Payor Programs;

(g) none of the Healthcare Providers nor the Company has received any payment or reimbursement in excess of amounts allowed by any Healthcare Law;

(h) neither the Company nor any Seller, officer, director, employee or contractor of any of the Company, including any Healthcare Provider, has been excluded, debarred or suspended from participation in either Medicare, Medicaid, TRICARE or any federal health care program;

(i) based upon and in reliance upon the Company’s review of (1) the “List of Excluded Individuals/Entities” on the website of the United States Health and Human Services Office of Inspector General (http://oig.hhs.gov/fraud/exclusions.html), and (2) the “System for Award Service Company” on the website of the United States General Services Administration (http://sam.gov), none of the Sellers, officers, directors, employees, contractors or agents of the Company, including any Healthcare Provider, have been excluded from participation in Medicare, Medicaid or any other state or federal health care program; and

(j) neither the Company, nor any Healthcare Provider, is subject to, or has been subject to, any pre-payment utilization review or any utilization review by any Third Party Payor Program. Neither the Company nor any Seller, officer, director, employee, contractor or agent of the Company, including any Healthcare Provider, has received notice from any Third Party Payor Programs of any pending or threatened investigations or surveys. Neither the execution of this Agreement nor the consummation of the transaction contemplated hereunder will result in the breach, or the ability of the counterparty to terminate, any Third Party Payor Program agreement.

Section 4.16 Certain Contracts and Arrangements. Section 4.16 of the Disclosure Schedules sets forth a list of the following material agreements to which the Company is a party (“Material Contracts”):

(a) all agreements with consultants, independent contractors or employees;

(b) indentures, mortgages, notes, installment obligations, agreements or other instruments relating to the borrowing of money or the guaranty by the Company of any obligation for the borrowing of money;

(c) Leases;

(d) all agreements with hospitals and other healthcare facilities;

(e) Payor Agreements;

(f) each partnership, joint venture, limited liability company or other similar Contract;

(g) each Contract pursuant to which payments are required upon a change of control or sale of substantially all of the assets of the Company;

(h) each Contract requiring notice or consent from a third party upon a change of control or sale of substantially all of the assets of the Company;

(i) each Contract prohibiting the Company from solicitation of employees, patients, or customers;

(j) each Contract containing any non-competition, non-solicitation, or other restrictive covenant provision applying to employees, consultants, independent contractors, or other Healthcare Providers;

(k) each Contract for the purchase of materials, supplies or equipment, under which the aggregate payments for the past twelve (12) months exceeded Ten Thousand Dollars ($10,000); and

(l) other agreements, including customer Contracts, which individually involve the receipt or payment by the Company after the Execution Date of more than Ten Thousand Dollars ($10,000).

Copies of such Material Contracts have been made available to Purchaser. Except as set forth on Section 4.16 of the Disclosure Schedules, all such Material Contracts are valid, binding and enforceable in all material respects in accordance with their terms and, to the Knowledge of the Company, neither the Company nor any other party thereto is in material default under any of such Material Contracts. Neither the Company nor Sellers have received written notice that any counterparty to a Material Contract intends to terminate or not renew such Material Contract or submit any Material Contracts to request for proposal in connection with the next renewal of such Material Contracts. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Section 4.17 Insurance.

(a) Section 4.17(a) of the Disclosure Schedules contains a complete and correct list of all insurance policies carried by or for the benefit of the Company, specifying the insurer, the amount of and nature of coverage, and the dates of applicable coverage. No insurer has (i) denied or disputed (or otherwise reserved its rights with respect to) the coverage of any such claim pending under any insurance policy or (ii) to the Knowledge of the Company, threatened to cancel any such insurance policy.

(b) Each Healthcare Provider that provided professional services on behalf of the Company for the last three (3) years (i) maintained valid and collectible professional liability insurance policies, with liability limits of at least One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate and (ii) at all such times was listed on the declarations page of the professional liability insurance policies for the Company, as applicable. To the Knowledge of the Company, no Healthcare Provider that provided professional services on behalf of the Company for the last three (3) years has received written or, to the Knowledge of the Company, other notice from any insurance carrier denying or disputing any claim, the amount of any claim or the coverage of any claim made on any such insurance policy or similarly reserving rights in connection therewith relating to work performed for the Company.

Section 4.18 Transactions with Affiliates. Except as disclosed on Section 4.18 of the Disclosure Schedules, none of the Sellers, the Company, and any officer, director, manager, Seller, member, or Affiliate of the Company, or employee or any individual in the immediate family of any of the foregoing individuals, is a party to, or has a direct or indirect economic interest in, any Contractual Obligation with the Company (other than bona fide agreements for the provision of professional services), has a financial relationship with the Company (other than bona fide agreements for the provision of professional services) or has any interest in any of the assets used in the Business (each, an “Affiliate Arrangement”). Section 4.18 of the Disclosure Schedules contains a description of each Affiliate Arrangement and the costs associated therewith.

Section 4.19 Employment Matters.

(a) Except as set forth in Section 4.19(a) of the Disclosure Schedules, there are no Actions that have occurred within the last three (3) years or that are pending or threatened by any present or former employees, consultants, or independent contractors, including any Actions, charges, claims or complaints relating to unfair labor practices, wage and hour violations, classification violations, discrimination, harassment or retaliation, wrongful discharge or other alleged unlawful employment practice. No claim, charge, Action, cause of action, complaint, suit, demand, inquiry, proceeding, audit, or investigation by or before any Governmental Authority, including but not limited to the U.S. Department of Labor (and analogous state agencies) and the Occupational Safety and Health Administration (and analogous state agencies), has occurred within the last (3) years, is pending, or threatened against Company concerning any current or former applicant, employee, consultant or independent contractor of the Company, including any claim under any worker’s compensation policy or long-term disability policy and there have been no such Actions pending or threatened in the past five (5) years.

(b) Except as set forth in Section 4.19(b) of the Disclosure Schedules, no former employee or other Healthcare Provider of the Company is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive), directly or indirectly, any payments or benefits from the Company relating to such former employee’s employment with, or Healthcare Provider’s provision of services to, the Company, except for health insurance continuation benefits mandated by law.

(c) Section 4.19(c) of the Disclosure Schedules lists all of the employees as well as any other Healthcare Providers, of the Company (including any employee who is on a leave of absence or on layoff status subject to recall), indicating for each employee: (i) name; (ii) job title; (iii) FLSA classification (exempt/non-exempt); (iv) state of residence and employment location, if different; (v) current compensation (including but not limited to commission and/or bonus compensation, if any); (vi) date of hire; (vii) current accrued but unused paid time-off or vacation, and, (viii) current status (active or on a leave of absence), and if on a leave of absence, the type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves.

Section 4.20 Employee Benefits.

(a) Section 4.20(a) of the Disclosure Schedules sets forth a complete and accurate list of each pension, retirement, profit sharing, 401(k), deferred compensation, health, medical, vision, dental, hospitalization, prescription drug, cafeteria, flexible benefits, short term and long term disability, accident and life insurance, bonus, restricted stock, phantom stock, stock option, stock purchase, stock appreciation, sick pay, holiday, vacation, severance, change of control and each other employee benefit plan, program or Contract to which the Company or ERISA Affiliate contribute, are required to contribute, or have any liability, or which any of the Company or any ERISA Affiliate sponsor, maintain or administer for employees or categories of employees of the Company. Each plan, program or Contract set forth or required to be set forth on Section 4.20(a) of the Disclosure Schedules is referred to as a “Company Plan.” Except as set forth on Section 4.20(a) of the Disclosure Schedules, neither the Company nor any ERISA Affiliate has announced any intention, whether legally binding or not, to create any new Company Plans or to amend, modify or terminate any existing Company Plans.

(b) Except as set forth on Section 4.20(b) of the Disclosure Schedules, neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to (or has had any prior obligations to contribute to) (i) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA which is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (iii) a “multiemployer plan” (as defined in Section 4001(a)(3)) of ERISA, or (iv) a “multiple employer plan” as described in Section 413(c) of the Code.

(c) To the best of their knowledge, each Company Plan has been maintained and operated in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code, and other applicable laws. To the best of their knowledge, the Company has properly classified their employees and independent contractors for purposes of eligibility to participate in the Company Plans. To the best of their knowledge, none of the Company nor any “party in interest” (as defined or used in Section 3(14) of ERISA) or any “disqualified person” (as defined or used in Section 4975 of the Code) with respect to any Company Plan, has engaged in any non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA or in any other transaction for which Liability or Taxes may be incurred by the Company under Sections 502(i) or (l) of ERISA or Section 4975 of the Code. To the best of their knowledge, all contributions, reserves or premium payments (including all employer contributions and employee salary reduction contributions) have been timely made to or paid on behalf of each Company Plan. The Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including Form 5500 annual returns, Forms M-1 and all schedules and required audit reports in connection therewith, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to the Company Plans.

(d) There are no Actions pending, or threatened, with respect to any Company Plan (other than routine claims for benefits in the Ordinary Course of Business) and to the Knowledge of the Company there is no reasonable basis for any Action. No Company Plan is (or during the last three years has been) under an audit or investigation by the IRS, the U.S. Department of Labor or any other Governmental Authority or a participant in any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

Section 4.21 Taxes.

(a) To the best of their knowledge, except as set forth on Section 4.21(a) of the Disclosure Schedules, the Company (i) have timely filed or caused to be filed on a timely basis with the appropriate taxing authorities all material Tax Returns required to be filed by or with respect to the Company, and (ii) have paid all material Taxes required to be paid by the Company (whether or not shown on a Tax Return) and made adequate provision on its books and records for all unpaid Taxes not yet due and payable. To the best of their knowledge, such Tax Returns are true, correct and complete in all respects. There are no Encumbrances for Taxes (other than current Taxes not yet delinquent) on any asset of the Company.

(b) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return (other than extensions obtained in the Ordinary Course of Business). With respect to the Company, no statute of limitations has been waived and no extension of time during which a Tax assessment or deficiency assessment may be made has been agreed to, which waiver or extension is still outstanding.

(c) There is no dispute or claim concerning any Tax Liability of or with respect to any of the Company either claimed or raised by any Governmental Authority in writing. The Company has not received from any federal, state, local, or non-U.S. taxing authority any written notice indicating an intent to open an audit or other review with respect to Taxes of the Company. No claim has been made in writing by a taxing authority in a jurisdiction where the Company do not file Tax Returns that such entity is required to file a Tax Return in such jurisdiction.

(d) The Company has never been a party to any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4.

(e) The Company is not a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written), other than customary provisions of commercial agreements entered into in the Ordinary Course of Business that do not relate primarily to Taxes, pursuant to which it will have any obligation to make any payments after Closing.

(f) The Company (i) has not been a member of an affiliated group filing a combined, consolidated, or unitary federal income Tax Return and (ii) does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any similar Tax Law or as a transferee or successor or by contract, or otherwise.

(g) To the best of their knowledge, all Taxes that are required to be withheld or collected by the Company, including Taxes arising as a result of payments (or amounts allocable) to foreign Persons or to employees, agents, contractors, stockholders or members of the Company, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws.

(h) There are no outstanding rulings of, or requests for rulings by, any taxing authority addressed to the Company that are, or if issued would be, binding on any of the Company for any taxable period (or portion thereof) ending after the Closing Date.

(i) The Company has not distributed any stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 (or so much of Section 356 of the Code as relates to Section 355 of the Code) or Section 361 of the Code.

(j) The Company will not be required to include an item of taxable income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of (i) a change in method of accounting with respect to a Pre-Closing Tax Period (or as a result of an impermissible method used in a Pre-Closing Tax Period); (ii) an agreement entered into with any Governmental Authority (including a “closing agreement” under Code Section 7121) prior to the Closing Date; (iii) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (iv) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (v) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized or received on or prior to the Closing Date; or (vi) an election made pursuant to Code Section 965(h). The Company has not used the cash basis method of accounting.

Section 4.22 Environmental Matters. To the best of their knowledge, except as set forth on Section 4.22 of the Disclosure Schedules, the operations of the Company with respect to the Business are currently and have been in compliance with all Environmental Laws, and the Company possess, and are in material compliance with, all Environmental Permits.

Section 4.23 No Brokers. Except as set forth on Section 4.23 of the Disclosure Schedules, the Company will not have any Liability of any kind to, and is not subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be paid by prior to the Closing or which will be included in the Transaction Expenses.

Section 4.24 Content of Schedules. As of the Execution Date, the Sellers, Sellers’ Representative and Company each represents and warrants to Purchaser that they have no Knowledge of any items to be disclosed or included on any one or more Schedules to be delivered for this Agreement between the Execution Date and Closing that would contain any fact that would materially impact the accuracy of the foregoing representations and warranties during such period or that could have a Material Adverse Effect on Company or Sellers.

Article V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and the Sellers as of the Execution Date and as of the Closing Date as follows:

Section 5.1 Organization; Good Standing. Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Power and Authority. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Contemplated Transactions are within the power and authority of the Purchaser and have been duly authorized by all necessary action on the part of the Purchaser. This Agreement and each Ancillary Agreement to which the Purchaser is a party (a) has been and will be duly executed and delivered by such party and (b) is a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except for the Enforceability Exceptions.

Section 5.3 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Governing Documents of the Purchaser, as applicable; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage or other evidence of Indebtedness, guaranty, license, agreement, lease or other Contract, instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its assets may be bound; or (d) violate any injunction or Law applicable to the Purchaser.

Section 5.4 Litigation. There is no Action pending or threatened against the Purchaser, by or before any Governmental Authority which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict the Purchaser’s ability to consummate the transactions contemplated hereby.

Section 5.5 No Brokers. The Purchaser do not have any Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Sellers could be liable.

Article VI
COVENANTS

Section 6.1 Contribution and Exchange Option. Pursuant to this Agreement, IVF Science has agreed, as of the Execution Date, to sell its Seller Pro Rata Percentage of the Company to Purchaser. Notwithstanding the foregoing, within ten (10) Business Days of the Execution Date, the Parties acknowledge and agree that Dr. Megid, on behalf of IVF Science, may give written notice to Purchaser of IVF Science’s intent to – in lieu of the sale of its Seller Pro Rata Percentage contemplated hereunder – negotiate with Purchaser an option to contribute and exchange Seller’s Pro Rata Percentage interest in the Company for an equivalent pro rata membership interest in Purchaser (the “Option Notice”). Upon receipt of the Option Notice, IVF Science, Dr. Megid and Purchaser shall negotiate in good faith over a period of thirty (30) Business Days thereafter to agree upon a contribution and exchange transaction on commercially reasonable terms that are consistent with fair market value (the “Rollover Transaction”); provided, however, that if the Parties are unable to agree upon the terms of the Rollover Transaction during such period, unless otherwise agreed by Purchaser in writing, the Parties will proceed to Closing of the Transactions in the form and substance contemplated by this Agreement.

Section 6.2 Conduct of the Business. The Sellers agree that, from the Execution Date until the Closing, except as otherwise contemplated by this Agreement, expressly set forth in the Disclosure Schedules or otherwise consented to by Purchaser in writing, the Sellers shall, and shall cause the Company, to (i) conduct its business operations in the Ordinary Course of Business, (ii) maintain and preserve intact its current business organization, operations and franchise and (iii) preserve the rights, franchises, goodwill and relationships of its employees, clinic, patients, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the Execution Date until the Closing Date, the Sellers shall cause the Company to:

(a) pay the debts and Taxes and other obligations of the Business;

(b) preserve and maintain all Permits required for the conduct of the Business or the ownership and use of assets in the Business;

(c) collect accounts receivable in the Ordinary Course of Business;

(d) maintain the properties and assets in the same condition as they were on the Execution Date;

(e) not sell or dispose of any material assets, except in the Ordinary Course of Business;

(f) not amend any Governing Documents, except in connection with the transactions contemplated by this Agreement and consented to by Purchaser;

(g) continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(h) perform all of its obligations under its Contracts;

(i) not hire any new employees or independent contractors;

(j) not amend, modify or change the salary, fees, or compensation provided to any employee or independent contractor, and not amend, modify, or terminate any Company Plan available to such individuals;

(k) defend and protect the properties and assets used in the Business;

(l) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the assets or properties;

(m) not incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, other than borrowings in the Ordinary Course of Business;

(n) not change its accounting policies except in a manner consistent with past practices; and

(o) not amend any Company Plan, adopt or amend any program or Contract that would be a plan if it were in effect on the Execution Date or amend any grant agreement issued thereunder (other than amendments required by applicable law or to comply with the Code or as requested by Purchaser), or enter into any employment Contract or other Contract with any director, officer, independent contractor, consultant, or employee or other service providers, or increase the salaries, fees, compensation, or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, independent contractors, consultants, or employees in each case other than as required by applicable law or as disclosed in the applicable Disclosure Schedule.

Section 6.4 Access to Information.

(a) Prior to the Closing, the Sellers (i) shall, and shall cause the Company and its officers, directors, managers and employees to, and shall cause its auditors and other agents to, upon reasonable advance notice, afford the officers, directors, managers, employees, auditors and other agents of Purchaser reasonable access, during normal business hours, to the officers, directors, managers, employees, properties, offices, other facilities, books and records of the Company and (ii) shall furnish Purchaser with all financial, operating and other data and information with respect to the Purchaser, through their respective officers, directors, managers, employees or agents, may reasonably request, including monthly unaudited balance sheets and statements of income of the Company, prepared in a manner consistent with prior periods along with the standard monthly reporting package provided to the management of the Company; provided, however, that the foregoing shall not require the Company to provide any such access or furnish any such information that in its reasonable judgment would violate any Law or, in the reasonable judgment of the Sellers, after consultation with legal counsel, compromise or constitute a waiver of any attorney-client privilege of such Person; and provided, further, that if the Company is so restricted, written notice shall be given to Purchaser that information or records are being withheld and provide Purchaser with as much information as possible with respect to such information or records.

(b) The Sellers shall, and shall cause the Company to, cooperate (including providing introductions where necessary) with Purchaser to enable Purchaser to contact such third parties, including clients, prospective clients, Governmental Authorities, providers, vendors or suppliers of the Company, as reasonably requested; provided, however, that Purchaser shall not, outside of Purchaser’s Ordinary Course of Business, contact any clients, prospective clients, Governmental Authorities, providers, vendors or suppliers of the Company without the prior approval of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, and any such communications permitted shall be made in the presence of a Representative of the Company unless waived in writing by the Company.

Section 6.5 Public Announcements. Except as agreed in writing, no Party may issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except as in the reasonable judgment of a Party may be required by Law.

Section 6.6 Confidentiality.

(a) Each Party shall treat and hold as confidential all of the terms and conditions of this Agreement and the Ancillary Agreements, including the Purchase Price and each of its components; provided, however, any Party may disclose such information to its legal counsel, accountants, financial planners and/or other advisors on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto or use the Confidential Information in the ordinary course of his or her employment or engagement on behalf of the Company.

(b) If a Party is requested or required pursuant to written question or request for information or documents in any Action to disclose any Confidential Information, then such Party shall be required to notify the other Party or Parties promptly of the request or requirement so that other Party or Parties may seek an appropriate protective order or waive compliance with the provisions of this Section 6.6; provided, however, the if, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority, then such Party may disclose the Confidential Information to the Governmental Authority; provided, however, that the disclosing Party shall use commercially reasonable efforts to obtain, at the request of the affected party, an order or other assurance that confidential treatment will be accorded to the Confidential Information.

Section 6.7 Covenant Not to Compete.

(a) The Sellers agree that, for a period of five (5) years after the Closing Date, the Sellers will not engage in any business or perform any service, directly or indirectly, which competes with the Business or the business of Purchaser, or have any interest, whether as a proprietor, partner, employee, equity holder, principal, agent, consultant, director, officer, or in any other capacity or manner whatsoever, in any enterprise that shall so engage in competition with the Company within a twenty (20) mile radius from any location(s) of the Company; provided, however, that the foregoing limitation will be waived solely with respect to Dr. Megid if the HCLD Agreement is terminated by Purchaser without cause after the Closing. Notwithstanding and in addition to the foregoing, the Sellers shall not own, invest in or otherwise have any interest of any kind, in any laboratory located anywhere in the State of Wisconsin (other than Purchaser) during such time period. The Sellers shall not be prohibited from passively investing or trading in publicly traded stocks, publicly traded bonds, real estate (whether improved, unimproved, residential or commercial), or other forms of passive investment of any type. It is understood and agreed that this covenant not to compete is given to protect proprietary interests and confidential and/or proprietary information of the Company, and is material to the formation of this Agreement and shall survive the termination of this Agreement.

(b) It is understood and agreed that monetary damages alone may not be sufficient to protect the Company in the event of breach, and that Purchaser and the Company, in addition to any other remedy provided by law or equity, may seek without liability a restraining order, temporary injunction, and, within the limitations of this covenant, a permanent injunction to prevent harm to the Purchaser and/or the Company. In the event Purchaser or the Company seeks injunctive relief, the Sellers agree that neither Purchaser nor the Company shall be required to post a bond. The Sellers hereby agree and stipulates that the provisions of this Section 6.7(b) are reasonable and necessary (i) to protect the Purchaser and the Company from any unfair competition on behalf of the Sellers, (ii) to protect Purchaser and the Company from the Sellers taking advantage of any relationships, information, technology or know-how the Sellers would not have enjoyed or known but for the Sellers’ relationship to the Company, to the detriment of the Company and/or the Purchaser, and (iii) to otherwise protect the patients and business of the Company and/or the Purchaser and would not be unduly burdensome to the Sellers and that the Sellers are willing and able to compete in other geographical areas not prohibited by this Section 6.7(b) without imposing a hardship on the Sellers.

(c) The Sellers hereby agree and stipulate that the damages which would be suffered by the Purchaser and the Company in the event the Sellers breach any provision contained in this Section 6.7(c) would be difficult to measure and would not be an adequate remedy to Purchaser or the Company for the breach thereof; and, for this reason, and for other reasons, the Sellers hereby agree that the Purchaser and the Company shall be entitled to, in addition to injunctive relief, monetary damages resulting from the breach of any covenant contained herein. The Sellers agree that, in the event any litigation should ever arise concerning the non-competition or other restrictive provision contained in this Agreement, a court of competent jurisdiction shall be, and it is hereby, specifically authorized, but only if the same shall be necessary to enforce such provisions as written or as modified, to restrict the time, scope, area, amount or other enforceable aspect of such provision, by the least extent possible in order to enable the court to enter a judgment forcing such provisions to the greatest extent legally permissible, even if in modified form. Notwithstanding the above, Company or the Purchaser will be entitled seek any other additional relief available at law or equity.

Section 6.8 Covenant Not to Solicit.

(a) The Sellers further agree that for the five (5) year period following the Closing, the Sellers will not, directly or indirectly: (i) solicit, hire, influence, or seek to solicit, hire, or influence any employee or contractor of the Company or the Purchaser to terminate his or her employment or engagement with the Company or the Purchaser, or (ii) call on, solicit or service any patient, supplier, Payor, referral source or other business relation of the Purchaser, the Company or any of their respective Affiliates (including any Person that was a patient, supplier, Payor, referral source or other potential business relation of the Company at any time during the thirty-six (36)-month period immediately prior to the date hereof), induce or attempt to induce such Person to cease doing business with the Purchaser, the Company or any of their respective Affiliates or in any way interfere with the relationship between any such patient, supplier, Payor, referral source or business relation and the Purchaser, the Company or any of their respective Affiliates (including making any negative statements or communications about the Purchaser, the Company or any of their respective Affiliates).

(b) The Sellers agree that during any period during which the Sellers are in material breach of the covenant not to compete provided above, the time period of this covenant shall be extended for an amount of time that the Sellers are in breach hereof. The Sellers acknowledge and agree that a full, valuable, and complete consideration for the agreement and covenant not to compete contained in this Section has been or will be received by the Sellers pursuant to this Agreement.

Section 6.9 Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.7 and/or Section 6.8 is invalid or unenforceable, then the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of litigation involving Section 6.6, Section 6.7, or Section 6.8, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal therefrom. The existence of any claim or cause of action by any Seller against the Purchaser, the Company, or any of their respective Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Purchaser of the provisions of Section 6.6, Section 6.7, or Section 6.8, which Sections will be enforceable notwithstanding the existence of any breach by the Purchaser, or the Company. Notwithstanding the foregoing, no Seller will be prohibited from pursuing such claims or causes of action against the Purchaser or the Company.

Section 6.10 Release. Each Seller, for himself or herself, and his, her or its heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby (a) forever fully and irrevocably releases and discharges the Purchaser, the Company, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all Liabilities arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and (b) irrevocably agree to refrain from directly or indirectly asserting any Action or commencing (or causing to be commenced) any Action against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 6.10, “Released Claims” does not include, and the provisions of this Section 6.10 shall not release or otherwise diminish, (i) the obligations of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements, and (ii) if such Seller is an employee or independent contractor of the Company, in respect of (x) the current year’s accrued but unpaid compensation, (y) such employee’s outstanding benefits as of the Closing Date and (z) the indemnification that current and former officers or directors of the Company may be entitled to under any Contract, Law or provision in the Governing Documents of the Company, in their capacity as such.

Article VII
CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 7.1 Condition to Each Party’s Obligations. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) New Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered into any Law which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following complete thereof.

(b) Injunction. There will be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction, binding on the Sellers, the Company, or Purchaser which prohibits the Parties from consummating the transactions contemplated by this Agreement; provided that the Parties shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted by any such court or governmental or regulatory agency.

(c) Representations and Warranties. The representations and warranties of each of the Company, Sellers, and Purchaser contained in Article III, Article IV, and Article V of this Agreement shall be true and correct in all material respects at the date hereof and shall be true and correct in all material respects as of the Closing as if made at and as of such time, except for (i) changes permitted or contemplated hereby, and (ii) representations and warranties which are as of a specific date, in which case such representations and warranties shall remain true and correct in all material respects as of such date.

(d) Performance Obligations. The Parties shall have performed in all material respects their obligations under this Agreement as required to be performed at or prior to the Closing pursuant to the terms hereof.

(e) Closing Deliveries. Each of the Company, Sellers, and Purchaser shall have delivered or caused to be delivered the respective deliverables set forth at Section 2.3 of this Agreement.

Section 7.2 Conditions to Purchaser’s Obligations. Purchaser’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Sellers shall have delivered, in form and substance acceptable to Purchaser, in its sole, reasonable discretion, copies of all schedules to be delivered pursuant to this Agreement, which Purchaser will review in good faith; provided that any Schedule may be amended prior to Closing only on the mutual written consent of the Parties.

Article VIII
TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time at or prior to the Closing (the “Termination Date”):

(a) in writing, by mutual consent of the Sellers and Purchaser;

(b) by written notice from Purchaser to the Sellers, if any of the conditions set forth in Article VII (to the extent compliance or performance thereunder is not within the control of Purchaser) shall not have been (i) complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated), or (ii) waived by Purchaser, on or before the Closing Date;

(c) by written notice from the Sellers to Purchaser, if any of the conditions set forth in Article VII (to the extent compliance or performance thereunder is not within the control of the Sellers or the Company) shall not have been (i) complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated), or (ii) waived by the Sellers, on or before the Closing Date;

(d) by Purchaser, within five (5) days following receipt of any supplement or amendment to the Disclosure Schedules, by written notice to the Sellers if the matter which gives rise to such supplement or amendment has a Material Adverse Effect; or

(e) by written notice of Purchaser or the Sellers, if the Contemplated Transactions shall have been permanently enjoined by a court of competent jurisdiction; provided that the Party delivering the notice of termination shall have used its best efforts to have any such injunction lifted; and provided, further, that no Party hereto who brought or is affiliated with the party who brought the Action seeking the permanent enjoinment of the Contemplated Transactions may seek termination of this Agreement pursuant to this Section 8.1(e).

Section 8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given by the Party so terminating to the other Parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any Party. If this Agreement is terminated pursuant to Section 8.1:

(a) each Party shall redeliver all documents, work papers and other materials of the other Parties relating to the Contemplated Transactions, whether obtained before or after the execution hereof, to the Party furnishing the same or, upon prior written notice to such Party, shall destroy all such documents, work papers and other materials and deliver notice to the Party seeking destruction of such documents that such destruction has been completed, and all confidential information received by any Party with respect to the other Parties shall be treated in accordance with the terms of confidentiality provisions at Section 6.6; and

(b) there shall be no Liability hereunder on the part of the Parties or any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or Representatives, except that the Parties shall have liability to the other Parties if the basis of termination is a willful, material breach by one of the Parties, of one or more of the provisions of this Agreement, and except that the obligations provided for in this Section 8.2, Section 6.6 and Article XI hereof shall survive any such termination.

Article IX
INDEMNIFICATION

Section 9.1 Indemnification Obligations of the Sellers. Subject to the terms and conditions of this Article VIII, the Sellers, shall jointly and severally (except with respect to Section 9.1(f) which shall be severally and not jointly), and thereafter pro rata based on their respective Seller Pro Rata Percentage, indemnify and hold harmless the Purchaser, the Company and their Affiliates, each of their respective representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages (including amounts paid in settlement and reasonable attorneys’ fees and expenses) based upon, arising out of, with respect to or by reason of:

(a) any breach or inaccuracy of any representation or warranty in Article III or Article IV of this Agreement or any other document or instrument delivered by the Sellers or the Company in connection with the Contemplated Transactions, in each case without giving effect to any of the qualifications as to materiality, Material Adverse Effect or similar qualifications set forth in such representations and warranties;

(b) any breach or nonperformance of any covenant, agreement or undertaking made by the Sellers and/or the Company (with respect to the pre-Closing period) in this Agreement or any certificate delivered by a Party pursuant to this Agreement;

(c) any Fraud or willful misconduct by the Sellers or the Company with respect to the pre-Closing period;

(d) any Transaction Expenses or any Indebtedness or any alleged Indebtedness of the Company or the Sellers as of the Closing or arising from any matter or thing occurring prior to Closing, to the extent not included when determining the final Closing Payment;

(e) Indemnified Taxes; or

(f) any breach of any representation or warranty in any certificate delivered by such Seller pursuant to this Agreement or any breach of any covenant or agreement of such Seller in this Agreement or in any certificate delivered by any such Seller pursuant to this Agreement.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

Section 9.2 Indemnification Obligations of the Purchaser. The Purchaser shall indemnify and hold harmless the Sellers, and each of their respective representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages (including amounts paid in settlement and reasonable attorneys’ fees and expenses) based upon, arising out of, with respect to or by reason of:

(a) any breach or inaccuracy of any representation or warranty made by the Purchaser in Article V of this Agreement as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specific date other than the Closing Date, in which case a breach or inaccuracy as of such date) or any closing certificate delivered by the Purchaser pursuant to this Agreement, in each case without giving effect to any qualifications as to materiality, material adverse effect or similar qualifications contained in such representations and warranties;

(b) any breach or nonperformance of any covenant, agreement or undertaking made by the Purchaser in this Agreement;

(c) any Fraud or willful misconduct of the Purchaser in connection with this Agreement; or

(d) any and all Indebtedness and Liabilities related to Purchased Equity and/or the operation or conduct of the Business by the Purchaser, or any affiliate or assignee of Purchaser, after the Closing.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Seller Indemnified Parties described in this Section 9.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

Section 9.3 Indemnification Procedure.

(a) Promptly after receipt by a Purchaser Indemnified Party or an Seller Indemnified Party (each, an “Indemnified Party”) of notice by a third party of a threatened or filed complaint or the threatened or actual commencement of any audit, investigation, Action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Parties for any Purchaser Losses or Seller Losses, as the case may be (a “Third Party Claim”), such Indemnified Party shall provide written notification to Purchaser or the Sellers’ Representative, as applicable (the “Indemnifying Party”), within thirty (30) days of the Indemnified Party’s notice of such Third Party Claim; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in (x) the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or (y) prejudice to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days thereafter, to assume the defense of such Third Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel, provided, however, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim: (i) that seeks injunctive relief or other equitable relief against the Indemnified Party, (ii) that relates to or arises in connection with any criminal proceeding, Action, indictment, allegation or investigation, (iii) with respect to which the Indemnified Party reasonably believes that the Losses relating to such Third Party Claim could exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of this Article VIII, or (iv) with respect to which the Indemnified Party reasonably believes that the resolution of the Third Party Claim may subject the Indemnified Party to, or may require the Indemnified Party to consent to, an order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal agreement or informal agreement with any Governmental Authority concerning compliance with Healthcare Laws. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the Third Party Claim on the terms provided above within such thirty (30) day period, then the Indemnified Party may employ counsel to represent or defend it in any such Third Party Claim and, if the Indemnifying Party agrees that such audit, investigation, Action or proceeding is a matter with respect to which the Indemnified Party is entitled to receive payment from the Indemnifying Party for Purchaser Losses or Seller Losses, as the case may be, the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any jurisdiction in any single Third Party Claim. In any Third Party Claim to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense; provided, however, that if in the reasonable opinion of counsel to the Indemnified Party when the Indemnifying Party has agreed to assume the defense, that there are legal defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (not to be unreasonably conditioned, delayed or withheld). An Indemnifying Party may not, without the prior written consent of the Indemnified Party (not to be unreasonably conditioned, delayed or withheld), settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party from all Liability arising out of such Third Party Claim, and (y) does not contain any settlement, compromise, consent, equitable order, judgment or term which affects, restrains or interferes in any material way with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement not involving a Third Party Claim, such Indemnified Party shall send prompt written notice of such claim to the appropriate Indemnifying Party but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to such claim, and whether and to what extent any amount is payable in respect of such claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.4 Claims Period. For purposes of this Agreement, the “Claims Period” shall be the period after the Closing Date during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein other than the Specified Representations and the Fundamental Representations shall have a Claims Period of three (3) years from the Closing Date. The Fundamental Representations shall have a Claims Period of five (5) years from the Closing Date and the Specified Representations shall have a Claims Period that survives until the expiration of the applicable statute of limitations, plus sixty (60) days (giving effect to any waiver, mitigation or extension thereof). All other claims for indemnification, including with respect to any covenants and agreements of the Parties contained herein, shall have a Claims Period that survives for five (5) years from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable Claims Period shall not thereafter be barred by the expiration of the relevant Claims Period and such claims shall survive until finally resolved or disposed of in accordance with the terms hereof.

Section 9.5 Liability Limits. Notwithstanding anything to the contrary set forth in this Agreement, the Purchaser Indemnified Parties shall have no right to indemnification or payment under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to any Tax period other than a Tax period (or portion of a Straddle Period) ending on or before the Closing Date, (ii) are due to the unavailability in any Tax periods (or portions thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attributes from a Tax period (or portion thereof) ending on or before the Closing Date, (iii) result from any transactions or actions taken by, or omissions by, the Purchaser Indemnified Parties or any of their Affiliates (including the Company) after the Closing that are not specifically contemplated by this Agreement, or (iv) were already taken into account in the calculation of Indebtedness or Transaction Expenses, in each case as finally determined hereunder. The Sellers will not have any obligation to indemnify, defend, reimburse and hold harmless the Purchaser Indemnified Parties pursuant to Section 9.1(a) in respect of any Loss unless the aggregate amount of all Losses incurred or suffered by the Purchaser Indemnified Parties pursuant to Section 9.1(a) exceeds $100,000, at which point the full amount of all such Losses shall be recoverable, starting from the first dollar of such Losses; provided, however, that the foregoing limitations will not apply to claims for indemnification pursuant to Section 9.1(a) in respect of breaches of, or inaccuracies in, the Fundamental Representations or the representations and warranties set forth in Article X (Tax Matters). The Purchaser will not have any obligation to indemnify, defend, reimburse and hold harmless the Seller Indemnified Parties in respect of any Loss unless the aggregate amount of all Losses incurred or suffered by the Seller Indemnified Parties exceeds $100,000, at which point the full amount of all such Losses shall be recoverable, starting from the first dollar of such Losses; provided, however, that the foregoing limitations will not apply to (a) claims for the purchase price or (b) claims based upon fraud, willful misconduct or intentional misrepresentation.

Section 9.6 Effect of Third Party Payments. The amount of an Indemnifiable Loss for which indemnification is provided in this Article VIII shall be reduced to take account of any amount recovered from third parties by the Indemnified Party (or its Affiliates) with respect to such Indemnifiable Loss, including but not limited to insurance proceeds or any Tax benefit, credit or refund realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party (a “Third Party Payment”). If an Indemnified Party receives Third Party Payment after payment of any indemnification with respect to such Indemnifiable Loss under this Article VIII, then such Indemnified Party shall pay to the Indemnifying Party, in such case, an amount equal to the lesser of (x) the amount of such Third Party Payment to the extent related to such Indemnifiable Losses and (y) the amount paid by the Indemnifying Party to such Indemnified Party with respect to such Indemnifiable Loss.

Section 9.7 Mitigation. An Indemnified Party shall take reasonable steps to mitigate the liabilities and claims. Each Party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each Party shall respond to such liability substantially in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement).

Section 9.8 Exclusive Remedies. Except as set forth in Section 11.8 to enforce the obligation to close the transactions contemplated hereby if all applicable conditions have been satisfied or duly waived, or (b) to enforce the obligations set forth in Section 6.5, Section 6.6, Section 6.7, and Section 6.8, the provisions of this Article VIII set forth the exclusive rights and remedies of the Parties to seek or obtain damages or any other remedy or relief whatsoever from any Party and its Affiliates and representatives with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby (other than claims arising from Fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement).

Section 9.9 Tax Impact of Indemnification Payments. The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for income Tax purposes as an adjustment to the aggregate consideration paid hereunder, unless otherwise required by applicable Law. None of the Parties shall take any position on any Tax Return, or before any Governmental Authority, that is inconsistent with such treatment unless otherwise required by any applicable Law.

Section 9.10 Limited Right of Set-Off. Upon the mutual agreement of Purchaser and Seller, Purchaser may set off any amounts owed by Sellers against any payments otherwise due to Sellers under this Agreement. Except as mutually agreed by Seller’s Representative and Purchaser, Purchaser shall have no right to set off any sums claimed to be owed by the Seller Parties to Purchaser against any payment due to the Sellers pursuant to this Agreement or any Ancillary Agreement. Purchaser’s prohibition against a set-off under this Section 9.11 shall not (i) preclude any other rights or remedies that may be available to the Purchaser or any Purchaser Indemnified Party, whether provided by law, equity, statute, any other agreement between the Parties or otherwise, or (ii) impact the procedures set forth in Section 2.7.

Article X
TAX MATTERS

The following provisions will govern the allocation of responsibility as between Purchaser and Sellers for certain Tax matters following the Closing Date:

Section 10.1 Tax Returns. The Sellers’ Representative shall prepare or cause to be prepared all Tax Returns required or permitted to be filed by the Company for Tax periods ending on or prior to the Closing Date which are to be filed on or after the Closing Date (the “Seller Returns”) in a manner consistent with the Company’s past practice, except as otherwise required by applicable Law, and in accordance with the provisions of this Agreement; and the Purchaser shall cause the Company to execute and file the Seller Returns as so prepared. The Company shall pay for the costs and expenses of preparing and filing all Seller Returns. The parties shall make available to each other (and to their respective accountants and attorneys) any and all books and records and other documents and information in its possession or control relating to the Company reasonably requested by such Persons in order to prepare or review such Seller Returns. The Sellers’ Representative shall be permitted to file amended Tax Returns of the Company for Tax periods ending on or prior to the Closing Date, and Purchaser shall reasonably cooperate with the preparation and filing thereof; provided, that no amendment of any such Tax Return shall be made without prior written consent of Purchaser, which consent may not be unreasonably withheld, conditioned or delayed.

Section 10.2 Straddle Period. Purchaser shall prepare and file or cause to be prepared and filed when due any Tax Returns of the Company for Straddle Periods in a manner consistent with the Company’s past practice, except as otherwise required by applicable Law, and in accordance with the provisions of this Agreement. Purchaser shall permit the Sellers’ Representative to review and comment on each Tax Return described in the preceding sentence at least thirty (30) days prior to filing, and each such Tax Return shall be subject to approval by the Sellers’ Representative (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. For all purposes of this Agreement relating to the apportionment of Taxes with respect to a Straddle Period, the portion of such Tax which relates to the portion of such taxable period includible in the Pre-Closing Tax Period (the “Pre-Closing Straddle Period Taxes”) shall: (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days of the Straddle Period included in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. The Purchaser, the Sellers’ Representative, each Seller and each of their Affiliates (including the Company) agree that notwithstanding the foregoing or anything else herein to the contrary, (a) the Company shall make a “push-out election” under Section 6226 of the Code (or analogous state or local income Tax law) for any Pre-Closing Tax Period, and each of the Sellers (or its direct or indirect owners) and each of their Affiliates shall reasonably cooperate with respect thereto, and (b) the Company shall, for the taxable period that includes the Closing Date, make an election under Section 754 of the Code if does not already have in effect a valid election under Section 754 of the Code and, in each case, each of the Sellers (or its direct or indirect owners) and each of their Affiliates shall reasonably cooperate with respect thereto.

Section 10.3 Cooperation on Tax Matters. The Purchaser and the Sellers’ Representative will cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article X and any Action related thereto. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Action, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and providing powers of attorney or similar authorizations necessary or convenient to carry out the intent and purposes of this Article X. The Purchaser and the Sellers’ Representative will retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until thirty (30) days after the expiration of the statute or period of limitations of the respective Tax periods.

Section 10.4 Certain Taxes. Notwithstanding anything herein to the contrary, all transfer (including real estate transfer), documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby will be paid in equal parts (50/50) by the Purchaser and Seller when due, and the Parties will, at its expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by applicable Law, the Sellers, will join in the execution of any such Tax Returns and other documentation.

Section 10.5 Tax Claims. Purchaser shall promptly notify the Sellers’ Representative in writing following receipt of any notice of audit or other proceeding (and in any event, no later than fifteen days after Purchaser’s receipt of such notice of audit or other proceeding) relating to any Seller Return or any other Tax Return filed with respect to any Pre-Closing Tax Period or the pre-Closing portion of a Straddle Period (together with all Seller Returns, the “Prior Period Returns”). The Purchaser shall control any and all audits or other proceedings and litigation relating to any Prior Period Return (other than Tax Returns for a Straddle Period), including the filing of an amended Tax Return, and the Purchaser shall have control of any and all audits or other proceedings and litigation relating to a Tax Return for a Straddle Period, including the filing of an amended Tax Return, provided that, no action with respect to any audit or other proceedings and litigation shall be taken without Sellers’ Representative consent, not to be unreasonably delayed or withheld. Neither the Sellers’ Representative nor the Purchaser shall settle or compromise an audit or other proceeding or litigation relating to a Tax Return for a Straddle Period without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent of any conflict between this Section 10.5 and Section 9.3, this Section 10.5 shall govern with respect to any Tax matters.

Section 10.6 Allocation. Purchaser and Sellers intend that (i) Purchaser’s acquisition of all of the Membership Interests pursuant to this Agreement shall be treated for all federal (and applicable state and local) income Tax purposes by the Purchaser as a taxable acquisition of all of the assets of the Company (subject to the liabilities of the Company) in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 2 and (ii) the sale of the Membership Interests by the Sellers shall be treated by the Sellers for all federal (and applicable state and local) income Tax purposes as a taxable sale of the Membership Interests (collectively, the “Tax Treatment”). The Total Purchase Price, together with any liabilities deemed assumed by the Purchaser for federal income Tax purposes and any other relevant items required to be treated as consideration for the Membership Interests, but excluding any amounts required to be treated as compensation for U.S. federal and applicable state and local income Tax purposes (the “Tax Purchase Price”), shall be allocated among the assets of the Company in accordance with the Allocation Schedule and Sections 743, 751, 755 and 1060 of the Code and the applicable Treasury Regulations. Within sixty (60) days of the determination of the Total Purchase Price (as finally determined pursuant to Section 2.2), Purchaser shall deliver to the Sellers’ Representative a schedule allocating the Tax Purchase Price among the assets of the Company (the “Allocation”) for the Seller Representative’s review and comment. Purchaser shall consider in good faith any of the Seller Representative’s reasonable written comments with respect to the Allocation. The parties shall report the transactions contemplated hereby on all Tax Returns (including IRS Form 8594) filed by any of the parties in a manner consistent with the foregoing Intended Tax Treatment and the Allocation as finally determined. None of the parties shall take any position for Tax purposes (whether in audits, Tax Returns, or otherwise) that is inconsistent with the foregoing Intended Tax Treatment or the Allocation as finally determined, unless otherwise required by Applicable Law.

Article XI
MISCELLANEOUS

Section 11.1 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated pursuant hereto, each Party shall pay all fees and expenses incurred by it, in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby.

Section 11.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by any of the following methods: (a) personal delivery; (b) registered or certified mail, postage prepaid, return receipt requested; (c) UPS Next Day Air; or (d) transmitted by electronic transmission (email) of facsimile transmission with evidence of successful transmission (recipient’s reply to such notice or other competent evidence of receipt). Notices shall be sent to the appropriate Party at its address on the signature page hereto (or at such other address for such Party as shall be specified by notice given hereunder). All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

Section 11.3 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, each Party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Laws and to otherwise give effect to the intent of the Parties.

Section 11.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties.

Section 11.5 Succession and Assignment; No Third Party Beneficiaries. Subject to the immediately following sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and all such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof. No Party may assign, delegate, or otherwise transfer either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written consent of Purchaser and the Sellers’ Representative; provided, however, that Purchaser may (a) assign any or all of its rights and interests hereunder to one or more of their respective Affiliates or to any of its financing sources, (b) designate one or more of its Affiliates to perform its obligations hereunder, and (c) assign any or all of its rights or obligations hereunder to any purchaser of all or substantially all of its assets or businesses, in each case without any required consent from any other party hereto; provided, further that the Company may assign all or any part of their rights and interests hereunder to a bank or any other financial institution or any Person or entity from which the Company thereof has obtained, or will obtain, financing. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 11.6 Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Each Party to this Agreement, by his, her, or its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Wisconsin for the purpose of any Action between any of the Parties arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement, the Contemplated Transactions, or the negotiation, terms or performance hereof or thereof, (b) hereby waives to the extent not prohibited by applicable Laws, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that he, she or it is not subject personally to the jurisdiction of the above-named court, that venue in such court is improper, that his, her or its property is exempt or immune from attachment or execution, that any such Action brought in the above-named court should be dismissed on grounds of forum non conveniens or improper venue, that such Action should be transferred or removed to any court other than the above-named court, that such Action should be stayed by reason of the pendency of some other Action in any other court other than the above-named court or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence or prosecute any such Action other than before the above-named court.

(b) Service of Process. Each Party hereto hereby (a) consents to service of process in any Action between any of the Parties arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement, the Contemplated Transactions, or the negotiation, terms or performance hereof or thereof, in any manner permitted by Laws of the State of Wisconsin, (b) agrees that service of process made in accordance with clause (a) or made by overnight delivery by a nationally recognized courier service at his, her or its address specified pursuant to Section 11.2 shall constitute good and valid service of process in any such Action, and (c) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

Section 11.7 Governing Law. This Agreement and any claim, controversy or dispute arising under, in connection with or related to this Agreement, including claims of fraud, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties, will be governed by and construed in accordance with the internal Laws of the State of Wisconsin without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Wisconsin.

Section 11.8 Specific Performance. The Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce (a) Sections 6.2 to 6.9, inclusive, of this Agreement, or (b) the obligation to consummate the transactions contemplated hereby upon the satisfaction or waiver of all applicable conditions, by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

Section 11.9 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT, THE CONTEMPLATED TRANSACTIONS, OR THE NEGOTIATION, TERMS OR PERFORMANCE HEREOF OR THEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES. THE PARTIES FURTHER AGREE TO IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING AND ANY SUCH PROCEEDING SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 11.10 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each Party hereto. The Parties may deliver executed signature pages to this Agreement by facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method. No Party may raise as a defense to the formation or enforceability of this Agreement, and each Party forever waives any such defense, either (a) the use of a facsimile, email, or such other transmission method to deliver a signature or (b) the fact that any signature was signed and subsequently transmitted by facsimile, email, or such other transmission method.

Section 11.11 Amendment; Modification; Waivers. No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed, in the case of an amendment, by Purchaser and the Sellers’ Representative or in the case of a waiver, by Purchaser on the one hand, or by Sellers’ Representative, if, respectively, the Purchaser or the Sellers are the party against whom the waiver is to be effective (or as otherwise expressly provided herein). No waiver by any Party of any breach of any representation, warranty, covenant, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach of any such representation, warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof.

Section 11.12 Dispute Resolution.

(a) The Parties shall attempt to resolve any dispute arising out of or relating to this Agreement, the breach, termination, or validity hereof (including without limitation with respect to any claim for indemnification) (a “Dispute”) promptly by negotiation between representatives of Sellers, and Purchaser who have authority to settle the controversy. Any Party may give to another Party written notice that a claim exists (a “Notice of Dispute”). The Notice of Dispute shall include a statement describing such Party’s position in reasonable detail, including the citation of any applicable terms of this Agreement, and the name and title of the representative who will represent the Party.

(b) Within thirty (30) business days of delivery of the Notice of Dispute, the representatives of the parties to the dispute shall meet at a mutually agreeable time and place and thereafter as long as they reasonably deem necessary, to attempt to resolve the Dispute in good faith. Any such meetings shall be considered a settlement negotiation for the purpose of all applicable laws protecting statements, disclosures, or conduct in such context, and any offer in compromise or other statements or conduct made at or in connection with any Applicable Law. All reasonable requests for information by one Party to the other will be honored; provided that no Party shall be obligated to disclose any attorney-client privileged information. In the event that negotiation is unsuccessful, then either Party may by notice request mediation.

(c) The Parties shall then have fifteen (15) days to mutually agree on a mediator, who must be a lawyer experienced in commercial and business affairs related to the healthcare industry. If no agreement can be reached, each Party shall name a mediator and those two mediators shall select a third mediator who shall mediate the dispute. In any such mediation, all of the fees and costs of the selected mediator shall be paid 50% by the Seller and 50% by Purchaser. Each Party shall pay its own legal fees and costs related to the mediation proceeding, as well as the cost of any individually selected mediator. Notwithstanding the foregoing, if an action at Law or in equity is necessary to enforce or interpret the terms of this Agreement, then the prevailing Party shall be entitled to reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which such Party may be entitled.

(d) All mediation procedures will be closed to the public and confidential, and each Party shall maintain confidentiality as to all aspects of the mediation; except as necessary to obtain relief via subsequent legal actions made in a court of competent jurisdiction with respect to this Agreement, or to its lawyers, tax advisors, auditors and insurers, as necessary and appropriate or from making such other disclosures as may be required by any applicable law.

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IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement as of the Execution Date.

PURCHASER:	Address for Notices:

Wood Violet Fertility LLC, a Delaware limited liability company	Wood Violet Fertility LLC
5582 Broadcast Court
Sarasota, Florida 342240
E-mail: legal@invobio.com
Attention: Chief Financial Officer
By:
Print Name:	With a copy (which shall not constitute notice) to:
Title:
Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Center, Ste. 24
New York, New York 10112
Attn: Amanda Zablocki, Esq.
Email: Azablocki@SheppardMullin.com

Signature Page to Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement as of the Execution Date.

COMPANY		Address for Notices:

Fertility Labs of Wisconsin, LLC, a Wisconsin limited liability company		Wisconsin Fertility Labs of Wisconsin LLC
3146 Deming Way
Middleton, WI 53562
By: Elizabeth Pritts Revocable Living Trust		Email: epritts@wisconsinfertility.com
Its: Managing Member		Attention: Elizabeth Pritts, M.D.

With a copy (which shall not constitute notice) to:

By:	/s/ Elizabeth Pritts M.D.	Palmersheim Dettmann, S.C.
Print Name:	Elizabeth Pritts, M.D.	1424 N. High Point Rd., Ste 202
Title:	Trustee	Middleton, WI 53562
Email: palmersheim@pdbusinesslaw.com
Attention: Kevin J. Palmersheim

Signature Page to Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

SELLERS’ REPRESENTATIVE:		Address for Notices:

Dr. Elizabeth Pritts		9526 Blue Heron Drive
Middleton, WI 53562
By:	/s/ Elizabeth Pritts	Attention: Elizabeth Pritts, M.D.

SELLERS:

The Elizabeth Pritts Revocable Living Trust		Address for Notices:

By:	/s/ Elizabeth Pritts, M.D.	9526 Blue Heron Drive
Print Name:	Elizabeth Pritts, M.D.	Middleton, WI 53562
Title:	Sole Trustee	Attention: Elizabeth Pritts, M.D.

IVF Science, LLC, a Wisconsin limited liability company		Address for Notices:

By:	/s/ Wael Megid	9602 Blue Heron Drive
Print Name:	Wael Megid	Middleton, WI 53562
Title:	Managing Member	Attention: Wael Megid

Signature Page to Membership Interest Purchase Agreement

Exhibit A

HCLD Employment Agreement

See attached.

Exhibit B

Real Estate Lease

See attached.